EMPLOYMENT AGREEMENT


This Agreement is made and entered into by and between Delwin Francis hereinafter referred to as "Employee," and VIDESSENCE, INC., a California corporation, hereinafter referred to as "Employer," as of the 31st day of December 1996.

WHEREAS, NETTER DIGITAL ENTERTAINMENT, INC. ("NDEI") is the sole shareholder of Employer.

WHEREAS, Employee and Employer desire to set out the terms of Employee's employment, all as more particularly set forth below.

NOW, THEREFORE, in consideration of the mutual promises of the parties and the mutual benefits they will gain by their performances thereof, all in accordance with the provisions hereinafter set forth:

I.     Term of Employment.

a. Basic Term. Employer hereby agrees to employ Employee to render services to Employer in the position and with the duties and responsibilities described in Section 2 until the earlier of (i) the date one
(1) year from the date of this Agreement ("Initial Term Date"), or (ii) the date this Agreement is terminated in accordance with Section 4 (the period from the date hereof until such date being the "Period of Employment"). Employer shall pay Employee the compensation to which he is entitled under
Section 3 through the end of the Period of Employment. Employee hereby accepts and agrees to such hiring, engagement and employment.


2.     Position, Duties, Responsibilities.

a. Position. Employee hereby accepts employment with Employer as Chief Financial Officer. Employee shall devote his best efforts and his full time and attention to the performance of the services customarily incident to such office and to such other services as may be reasonably requested by Employer.Employee agrees to serve Employer in such capacity and position during the Period of Employment. Employee shall be accountable to the President of Employer, subject to the authority of the Chairman of the Board of Employer and the Board of Employer, and shall be responsible for accountancy, financial reporting, fiscal management, and management of administration of Employer.

b. Other Activities. Except upon the prior written consent of the Board of Directors of the Employer, Employee, during the Period of Employment, will not (i) accept any other employment or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place him in a competing position to that of Employer.

3 .    Compensation- Benefits, Expenses.

a. Compensation. In consideration of the services to be rendered hereunder, Employee shall be paid a base annual salary at the rate of Ninety Thousand Dollars ($90,000) per year as increased under
Section 3(b), payable in equal semimonthly payments on Employer's normal payroll dates.

b. Salary Increases. Employee is entitled to reasonable annual increases in Employee's base salary to be established at the discretion of the Compensation Committee of the NDEI Board of Directors.

C. Option Grant. NDEI, through its Employer, its wholly-owned subsidiary of NDEI, grants to Employee options to purchase 20,000 shares of common stock of NDEI, exercisable at $3.00 per share, according to the terms and conditions set forth in the Option Agreement, attached hereto as Exhibit "A."

d. Other Options and Warrants. At the sole discretion of the Compensation Committee of NDEI, the Employee may be granted options or warrants for stock and any qualified or non-qualified stock option or bonus plans, phantom stock plans, employee stock ownership plans or other similar plans or arrangements established from time to time by Employer.

e.     Benefits.

(1) Insurance. Employer shall provide Employee with insurance benefits in accordance with the insurance benefits provided by Employer to its employees and shall include, but not be limited to, the following: standard health, medical and dental insurance. The premium for Employee, his spouse and his dependents who live full-time in the same house as Employee shall be paid for by Employer.


(2) Retirement Plan/Profit Sharing or Similar Plans. Employee shall be eligible to participate in any profit sharing, pension, retirement, savings, stock option or similar plan adopted by the Board of Directors of Employer.

(3) Sick Leave/Disability. Employee shall be entitled to six paid sick days per year. Unused sick days shall carry over to the next year, but Employee shall cease accruing further sick days at any time he has accrued six days. Employee is not entitled to cash in lieu of sick leave. Additionally, Employee shall be eligible for any short term or long term disability benefits that Employer may establish, on the same terms as applicable to other senior officers of NDEI.

(4) Vacation. Employee shall earn paid vacation time at the rate of three (3) calendar weeks per year. Unused vacation shall carry over to the next year, but Employee shall cease accruing further vacation time at any time he has accrued three (3) weeks of unused accrued vacation, and shall not accrue further vacation time until using some or all of the accrued time. Any unused vacation time shall be paid in a cash lump sum payment promptly after Employee's termination of employment, regardless of the reason for such termination, or at such earlier time as required to avoid forfeiture of accrued but unused vacation time as described above.

(5) Expenses. Employer shall reimburse Employee on a monthly basis for receipts he submits for all reasonable and necessary travel and other business expenses incurred by Employee in the performance of his duties hereunder, consistent with Employees normal expense reimbursement policy.

4. Termination of Employment. Employee's employment may only be terminated prior to the Period of Employment upon the first to occur of the following events:

     a. Mutual Agreement. The mutual written agreement of Employer and Employee.

     b. By Death. Employee's employment will terminate automatically on the death of Employee. Employer will pay to Employee's beneficiaries or estate, as appropriate, the compensation to which he is entitled pursuant to Section 3 above through the end of the day of such termination, and thereafter Employees obligation to Employee and/or to his beneficiaries or estate will terminate. Employee will cooperate with Employees efforts to obtain fife insurance to reimburse Employer for its costs of payments to Employee or his estate, if Employer chooses to obtain insurance for such purpose.

    c. By Disability. If Employee will be prevented from fully performing his duties under this Agreement because of any illness or physical or mental disability for a period or periods of more than ninety (90) days in the aggregate during any calendar year or thirty (30) consecutive days in any twelve (12) month period, then Employee's employment will terminate on the last day of the period in which the day evidencing incapacity occurs (i.e., the final day of the 90-day aggregate period or of the 30-day consecutive period). Upon such termination, Employer will continue Employee's then-current base salary for a period of six (6) months, in semi-monthly installments of salary as would otherwise become due. All of Employees other obligations win terminate on the date of termination. Employee will cooperate with Employees efforts to obtain disability insurance to reimburse Employer for its costs of such payment, if Employer chooses to obtain disability insurance for such purpose.

A determination of whether Employee is disabled will be made by Employer in good faith; provided, however, that if Employee disagrees with Employees determination in that regard and the parties are unable to resolve the dispute between themselves, the dispute will be submitted to arbitration in Los Angeles, California in accordance with the employment arbitration rules of the American Arbitration Association, and the decision of the arbitrator(s) will be final and binding.

    d. By Employer with Cause. Employer may terminate this Agreement for Cause, by majority vote of the Board. For purposes of this Agreement "Cause" shall mean:

(i)     the conviction of Employee of a felony;

(ii) the habitual neglect by Employee of his duties, following written notice from the Board and a reasonable opportunity to demonstrate the lack of habitual neglect;

(iii) Employee refuses or fails to act in accordance with any material lawful direction or order by the Board of Directors of Employer;

(iv) the participation by Employee in dishonesty, criminal acts, or frauds affecting Employer, Employer's good reputation in the community or Employee's job performance; or

(v) Employee materially breaches any term of this Agreement, the Non Competition Agreement, or the Confidentiality and Nondisclosure Agreement.

To the extent the occurrence of any of the foregoing (a "Default") is not susceptible to cure, Employer may terminate Employee's employment immediately. To the extent the occurrence is curable, Employee shall have thirty (30) days after written notice from Employer to cure the Default in the event of a termination under subsections 4(d) (ii) or (vii), and ten (10) days in the event of a termination under subsections 4(d) (iv) or (v). No cure period win be provided under subsection 4(d) (ii). If the Default cannot be reasonably cured within the applicable 30 or 10 day period, Employee will be afforded a reasonable extension of time provided Employee shall have diligently and expeditiously attempted to cure the Default within the original time period and continues to do so during the period of the extension. Any notice of termination provided by Employer to Employee under this Section 4(d) shall identify the events or conduct constituting the grounds for termination with sufficient specificity so as to enable Employee to take steps to cure the same (if susceptible to cure).


e. By Employer Without Cause. Employer may terminate Employee without cause upon five (5) days prior written notice. In the event Employer terminates Employee's employment without Cause, the liability of Employer to Employee as a result of or in connection with such termination, and Employee's exclusive remedy for such termination, will be limited to payment of severance compensation consisting of payments to be made semi-monthly to Employers's normal payroll-practices for a period of six (6) months from date of termination. Upon such termination, Employee will be entitled to profit sharing, or any other benefits which Employee would accrue or vest up until date of termination. Nothing herein will be construed to limit or modify the duty of Employee to mitigate his damages in the event Employer terminates his employment without cause.


5. Employer Representation. Employer represents and warrants that: (i) this Agreement has been approved by Employer's Board of Directors annd is binding;
(ii) this Agreement will not violate the corporate charter or by-laws of Employer; and (iii) Employer will not hereafter enter into any covenants or undertake any other acts which conflict with this Agreement.

6. Confidentiality and Nondisclosure Agreement. Concurrently herewith, Employee will execute and deliver to Employer a Confidentiality and Nondisclosure Agreement, substantially in the form attached hereto as Exhibit "B" the terms of which are incorporated herein by this reference.

7. Headings. The headings and captions of this Agreement are inserted for convenience only and shall not be used to interpret or construe any provisions of this Agreement.

8. Notices. All notices or other communications required hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to Employer/NDEI at:

Netter Digital Entertainment, Inc.
5200 Lankershim Blvd. Suite 280
N. Hollywood, CA 91601

or to Employee at:

Delwin Francis
189 Airport Blvd.
Burlingame, CA 94010

Notice of change of address shall be effective only when done in accordance with this Section.

9.     Entire Agreement.

a. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer. This Agreement contains all of the covenants and agreements between the parties with respect to such employment, except as provided herein. The terms of this Agreement are intended by the parties to be the final expression of their agreement and may not be contradicted by evidence of any prior, contemporaneous or subsequent agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in a judicial, administrative or other legal proceeding involving this Agreement. The terms of this Agreement may only be modified if done so in writing and signed by the parties.

b. In the event Employer has or will promulgate a general employee manual or other written employment policies for its employees, appropriate policies shall apply to Employee except to the extent such policies are contrary to this Agreement.

10. Attorneys' Fees. In the event of any arbitration or court action concerning the execution, performance, termination or other aspect of this Agreement, or of the employment relationship between Employee and Employer, the prevailing party in any such dispute shall be entitled to an award of reasonable attorneys' fees and costs including, without limitation, expert witness fees and disbursements.

11. Amendments and Waivers. This Agreement may not be modified, amended or terminated except as provided in the Agreement or by an instrument in writing, signed by Employee and by a duly authorized representative of Employer other than Employee. Through an instrument in writing similarly executed, either Employee or Employer, as the case may be, may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or period provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. The failure of any party to insist in any one or more instances upon performance with any term or condition of this Agreement shall not be construed as a waiver of its or his future performance. The obligations of either party with respect to such term, covenant or condition shall continue in full force and effect.

12. Law Governing Agreement. The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of California.

13. Severability and Enforcement. If any terms, covenants or conditions in this Agreement, or the applications thereof to any person, party, place or circumstance, shall be held by an arbitrator or court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement or the application of such terms, covenants or conditions as applied to other persons, parties, places and circumstances shall remain in full force and effect.

14. Employee Acknowledgment. Employee acknowledges (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice, concerning this Agreement and has been advised to do so by Employer, and (ii) that he has read and understands the Agreement, is fully aware of its legal effect and has entered into it freely based on his own judgment.

15. Joint Preparation. This Agreement is deemed to have been prepared jointly by the parties hereto and to any uncertainty or ambiguity existing herein, if any, shall not be interpreted against any party, but shall be interpreted according to the application of the rules of interpretation for arms length agreements taking into account the specific intention of the parties wherever such intention is discernible.

16. Binding Arbitration Agreement. In the event of any dispute between Employee and Employer or any of its agents, employees, affiliated entities, successors or assigns, arising out of or relating to the interpretation, application, breach, arbitrability, or enforceability of this Agreement, or any other dispute arising out of or relating to Employee's employment or relationship with Employer, any such dispute must be resolved in accordance with the Arbitration Agreement, attached hereto as Exhibit "C."

The parties have duly executed this Agreement as of the day and year set forth above.

EMPLOYER:     VIDESSENCE, INC.

By:                                                         Dated:
Douglas Netter,
Chairman of the Board of Directors


Dated:
Delwin Francis

EXHIBIT A
OPTION AGREEMENT
NETTER DIGITAL ENTERTAINMENT, INC.
STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (the "Agreement") is effective as of December 31, 1996 by and between Netter Digital Entertainment, Inc., a Delaware corporation (the "Company"), and Delwin Francis ("Optionee"), with reference to the following facts:

A. Pursuant to an Employment Agreement entered into as of December 31, 1996, the Company retained the services of Optionee.

B. As part of Optionee's compensation and to align Optionee's interests with those of the Company, the Company agreed to grant
Optionee an option to purchase shares of the Company's common stock.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, it is agreed as follows:

I      Grant of Option.  The Company hereby grants to Optionee a stock option ("Option") to purchase shares of the Company's common stock upon the following terms:

	a.     Option Grant Date:     December 31, 1996

	b.     Number of Shares:      20,000 shares of common stock

	c.     Exercise Price:        $3.00

	d.     Vesting Schedule:       4,000 shares shall vest on 12/31/96
	                               4,000 shares shall vest on 12/31/97
	                               4,000 shares shall vest on 12/31/98
	                               4,000 shares shall vest on 12/31/99
	                               4,000 shares shall vest on 12/31/2000

	e.       Type of Option:           nonstatutory stock option

2.     Term of Option.  The Option shall expire on the earliest of (i) ninety
(90) days from the date on which Optionee. ceases to be an employee of the Company for any reason other than death; (ii) one year from the date of death of Optionee; or (iii) December 31, 2001.

Other than as described in Section 3 of this Agreement or as provided in the Employment Agreement mentioned above, if Optionee ceases for any reason to be an employee of the Company, that portion of the Option which has not yet become vested shall be terminated, unless the Company's Board of Directors in its discretion accelerates the vesting schedule in which case it may impose whatever conditions it considers appropriate on the accelerated portion.

3 .      Acceleration upon Change in Control.  Notwithstanding any
vesting provisions of the Option or anything else herein to the contrary, all shares evidenced by the Option shall vest and become exercisable immediately prior to any Change in Control, if Optionee is an employee of the Company at that time. For purposes hereof, "Change in Control" shall have the meaning set forth in Exhibit A attached hereto.

4. Exercise of Option. Optionee shall exercise the Option to the extent exercisable, in whole or in part, by sending written notice to the Company of his intent to exercise. Said notice shall specify the number of shares which Optionee desires to purchase pursuant to this Agreement and the date (which date shall be within five (5) days after receipt by the Company of said notice) on which he desires to complete his purchase.

a. On or before the date specified in such notice for the completion of the purchase of the shares, Optionee shall pay the Company, by cash, or by check, the exercise price of the shares purchased.

b. Subject to the Company's compliance with all applicable laws, rules, and regulations relating to the issuance of such shares and Optionee's compliance with all the terms and conditions of this Option, the Company shall promptly deliver the, shares to Optionee upon receipt of the exercise price therefore.

5. Minimum, Share Purchase. Not less than One Hundred (100) shares may be purchased at any one time. No fractional share shall be purchased hereunder.

6. Option Not Transferable. The Option granted hereunder shall not be transferable in any manner other than upon the death of Optionee. In the event of Optionee's death, the executor or administrator of his estate or the person to whom the Option shall have been transferred pursuant to will or the laws of descent and distribution may exercise the Option to the extent it was exercisable on the date of his death subject to Section 2 hereof, provided, however, that such transferee shall be entitled to no greater rights than Optionee hereunder. More particularly (but without limiting the foregoing), the Option may not be assigned, transferred
(except as expressly provided herein), pledged, or hypothecated in any way, shall not be assignable by operation of law and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of the Option contrary to the provisions hereof, or the levy of any execution, attachment, or similar process upon the Option, shall be null and void and without effect.


7. Adjustments to Option Shares. The Company shall adjust the number of shares granted under this Agreement, and which Optionee has not purchased, as follows:

a. The grant of this Option shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell, or transfer all or any part of its business or assets.

b. Except as expressly provided herein, Optionee shall have no other rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger or consolidation or spin-off of assets or stock of another corporation. Any issue by the Company of shares of stock of any class or securities convertible into shares of stock of any class shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to the Option.

c. In the event there are splits, subdivisions, combinations or reclassifications of the Company's stock subsequent to the Option Grant Date, the number of shares reserved for issuance pursuant to this Option shall be increased or decreased proportionately, as the case may be, to appropriately reflect such event.

9. No Right to Continued Employment. This Agreement does not confer upon Optionee any right to continue in the employ of the Company, nor does it limit in any way the right of the Company to terminate employment at any time, with or without cause.

10. Acknowledgments of Optionee. Optionee acknowledges and agrees that:

a. Optionee is aware that this Option is NOT an Incentive Stock Option as contemplated under the Internal Revenue Code;

b. Optionee and his transferees have no rights as a stockholder with respect to any shares covered by this Agreement until the date of the issuance of a stock certificate to him for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other right for which the record date is prior to the date such stock certificate is issued, except as provided herein.

11. Withholding Taxes. Whenever under this Agreement, shares are to be issued, the Company shall have the right to require Optionee to remit to the Company an amount sufficient to satisfy federal, state, and local withholding tax requirements prior to issuance and/or delivery of any certificate or certificates for such shares.

12. Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties' heirs, legal representatives, successors, and assigns. Nothing in this Section 12 shall be construed to limit the provisions of Section 6 herein or any agreements executed or required to be executed pursuant thereto.

13. Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained herein and shall supersede all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all of the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

14. Governing Low. This Agreement shall be construed according to the laws of the State of California.

15. Validity. Should any portion of this Agreement be declared invalid and unenforceable, then such portion shall be deemed to be severable from this Agreement and shall not affect the remainder hereof.

16. Litigation and Attorneys' Fees. If any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute or default in connection with any of its provisions, the successful or p party shall be entitled to recover reasonable attorneys' fees and other costs incurred in such action or proceeding, in addition to any relief to which such party may be deemed entitled.

IN WITNESS WHEREOF, this Agreement is made effective as of the day and year above first written.

NETTER DIGITAL ENTERTAINMENT INC.,         OPTIONEE
a Delaware corporation

By:
Douglas Netter, Chief Executive Officer                       Delwin Francis

Name:
Last Name of Employee


EXHIBIT B
NETTER DIGITAL ENTERTAINMENT INC.
OWNERSHIP OF EMPLOYEE DEVELOPMENTS,
NON-DISCLOSURE AND CONFIDENTIALITY
AGREEMENT


THIS AGREEMENT, is effective as of the date shown below, by and between Netter Digital Entertainment, Inc.(Employer) and Delwin Francis, as an employee ("Francis" or "Employee") and is in consideration of the services to be provided by Francis for Employer and the compensation for those services to be provided to Francis by Employer, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged. Francis and Employer agree as follows:

1.     OWNERSHIP OF EMPLOYEE DEVELOPMENTS

1.1 Existing Proprietary Rights. To the best knowledge of Francis, the only intangible interests and properties (e.g., patents, patent applications, copyrights, trade secrets, and trademarks) that Francis owns or has an interest in at the time of execution of this Agreement are those, if any, listed in Exhibit A attached hereto.

1.2     Ownership of Work Product.

a. For purposes hereof, "Work Product" shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, discoveries and improvements, and other intellectual property rights, in any programming, documentation, technology, or other Work Product that relates to the business and interests of Employer and that Francis conceives, develops, or delivers to Employer at any time during the term of Francis's employment, except that "Work Product' shall not include any invention (i) that Francis developed entirely on Francis's own time, without using Employer's equipment, supplies, facilities or trade secret information and (ii) which neither (A) related at the time of conception or reduction to practice to Employers business or actual or demonstrably anticipated research or development nor (B) resulted from any work performed by Francis for Employer. Work Product shall also include all intellectual property rights in any programming, documentation, technology, or other work product that is now contained in any of the products or systems, including development and support systems, of Employer to the extent Francis conceived, developed, or delivered such Work Product to Employer while Francis was engaged as an independent contractor or an employee of Employer.
Francis hereby irrevocably relinquishes for the benefit of Employer and its assigns any moral rights in the Work Product recognized by applicable law.

b. Employer shall own all Work Product. All Work Product shall be considered work made for hire by Francis and owned by Employer.

c. If any of the Work Product may not, by operation of law, be considered work made for hire by Francis for Employer, or if ownership of all right, title, and interest of the intellectual property rights therein shall not otherwise vest exclusively in Employer, Francis agrees to assign, and upon creation there of automatically assign, without consideration, the ownership of all Work Product, to Employer, its successors, and assigns.

d. Employer and its successors, and assigns shall have the right to obtain and hold m its or their own name copyrights, registrations, and any other protection available in the foregoing Work Product.

e. Francis agrees to perform, upon the reasonable request of Employer, during or after Francis's employment, such acts as may be necessary to transfer, perfect, and defend Employer's ownership of the Work Product, including, but not limited to, actions to:
1. Execute, acknowledge, and deliver any requested affidavits and documents of assignment and conveyance;

2. Obtain and aid in the enforcement of copyrights and, if applicable, patents with respect to the Work Product in any countries;

3. Provide testimony in connection with any proceeding affecting the right, title, or interest of Employer in any Work Product; and Employer shall reimburse all reasonable out-of -pocket expenses incurred by Francis at Employer's request in connection with the foregoing, including (unless Francis is otherwise being compensated at the time) a reasonable per diem or hourly fee for services rendered following termination of Francis's employment.


1.3     Clearance procedure for Proprietary Rights not Claimed by
Employer.

a. If Francis ever wishes to create or develop during the term of his employment with Employer, on Francis's own time and with Francis's own resources, anything that would be considered Work Product but to which Francis believes Francis should be entitled to the personal benefit of, Francis is required to follow the clearance procedure set forth in this section in order to ensure that Employer has no claim to the proprietary rights that may arise.

b. Before Francis begins any development work on such Work Product on Francis's own time, Francis must give Employer advance notice of Francis's plans and supply a description of the development under consideration. Employer will determine, in good faith within thirty (30) days after Francis has fully disclosed Francis's plans to Employer, whether the development is claimed by Employer. If Employer determines that it does not claim such development,Francis will be notified in writing and may retain ownership of the development to the extent of what has been disclosed to Employer. Francis should submit for further clearance any significant improvement, modification , or adaptation relates to the business or interests of Employer.

2.     CONFIDENTIALITY

2.1 Confidential Information Defined. For purposes of this Agreement, "Confidential Information" means all information and material winch is proprietary to Employer, whether or not marked as "confidential" or "proprietary" and which is disclosed to or obtained by Employee, which relates to Employer's past, present, or future research, development, or business activities. Confidential Information is all information or materials prepared by or for Employer and includes, without limitation, all of the following: designs, drawings, specifications, techniques, models, data, source codes, object codes, documentation, diagrams, flow charts, research, development, processes, procedures "know-how," new product or new technology information, product prototypes, product copies, manufacturing, development or marketing techniques and material, development or marketing timetables, strategies, and development plans, including trade names, trademarks, customer, supplier, or personal names, and other information related to customers, suppliers, or personnel, pricing policies and financial information, and other information of a similar nature, whether or not reduced to writing or other tangible form, and other trade secrets or nonpublic business information. Confidential Information does not included any information which (a) was in the lawful and unrestricted possession of Employee prior to its disclosure to Employee by Employer, (b) is or becomes generally available to the public by acts other than those of the Employee after receiving it, or (c) has been received lawfully and in good faith by Employee from a third party who did not derive it from Employer.

2.2. Restrictions on Use and Disclosure of Confidential Information. Francis agrees not to use, copy, disclose or allow access to any Confidential Information of Employer during Francis's employment and for so long afterwards as the pertinent information or data remain
Confidential Information, regardless of whether the Confidential
Information is in written or tangible form, except as required to perform any duties for Employer.

2.3     Screening of Public Releases of Information.   In addition, and
without and intention of limiting Francis's other obligation under this Agreement in any way, during Francis's employment, reveal any nonpublic information concerning the technology pertaining to the proprietary products and manufacturing processes of Employer (particularly technology under current development or improvement), unless Francis has obtained approval from Employer in advance. In that connection , Francis must first submit to Employer for review any proposed scientific and technical articles and the text of any public speeches relating to work done for Employer before they are released or delivered. Employer has the right to disapprove or prohibit, or delete any parts of, such articles or speeches that might disclose Employer's Confidential Information or otherwise be contrary to Employer's business interests.

3. Return of Materials. Upon the request of Employer and, in any event, upon the termination of Francis's employment, Francis must return to Employer and leave at its disposal all memoranda, notes, records, drawings, manuals, computer programs, documentation, diskettes, computer tapes, and other documents or media pertaining to the business of Employer or Francis's specific duties for Employer, including all copies of such materials. Francis must also return to Employer and leave at its disposal all materials involving any Confidential Information of Employer. This Section 2 is intended to apply to all materials or compiled by Francis, as well as materials furnished to Francis by anyone else in connection with Francis's employment.

4.     MISCELLANEOUS

4.1 Survival of Obligation. The covenants on Sections 1.2, 2.2, and 3 of this Agreement shall survive termination of Francis's employment, regardless of who causes the termination and under what circumstances.

4.2 Construction. The heading used herein are for convenience or reference only and shall not affect the construction of, or be taken into consideration in interpreting, any provision of this Agreement. In the interpretation and construction of this Agreement, the acknowledge that the terms hereof reflect extensive negotiations between the parties and that this Agreement shall not be deemed, for the purpose of construction and/or interpretation, that either party drafted this Agreement.

4.3 Governing Law, Jurisdiction and Venue. This Agreement will be governed by and construed in accordance with the laws of the State of California without reference to its choice of law rules and as if wholly performed within the State of California. Any litigation regarding the interpretation, breach or enforcement of this Agreement will be filed and in heard by the state or federal courts with jurisdiction to hear such disputes in Los Angeles County, California, and the parties hereby expressly submit to the jurisdiction of such courts.

4.4 Entire Agreement. This Agreement sets forth the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all other or written representations and understandings. This Agreement may only be modified by a writing signed by Employee and Employer.

4.5 No Implied License. No rights or obligations other than those expressly recited herein are to be implied from this Agreement. No license is hereby granted, directly or indirectly, to any of any Confidential Information disclosed.

4.6 Severability. The parties agree that this Agreement is severable and that in the event any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provision will not be affected or impaired. Additionally, the parties expressly grant to any court or other entity interpreting this Agreement the power and authority to modify the terms of this Agreement to extent necessary to allow enforcement of this Agreement to the fullest extent allowed by law.

4.7 Successors and Assigns. This Agreement shall be binding upon the successors, assigns and legal representatives of Employee, and inures to the benefit of any successors or assigns of Employer.

4.8 Waivers. No waiver of any of the provision of this Agreement shall be deemed to be or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver constitute waiver. No waiver of any provision of this Agreement shall be binding on the parties hereto unless it is executed in writing by the party making the waiver.

IN WITNESS WHEREOF, the parties have entered into this agreement as of the date set forth below.

EXHIBIT A
Employee Owned Intangible Interests or Properties
1. None

EXHIBIT C

EMPLOYEE ARBITRATION AGREEMENT


THIS ARBITRATION AGREEMENT ("Agreement") is made and effective as of December 31, 1996, by and between Videssence, Inc. ("Employer"), and Delwin Francis ("Employee").

The purpose of this Agreement is to establish final and binding arbitration for all disputes arising out of Employee's employment or the termination of Employee's employment. Employee and Employer desire to arbitrate their disputes on the terms and conditions set forth below, in order to gain the benefits of a speedy, impartial dispute-resolution procedure. Employee and Employer agree to the following:

1. Claims Covered By The Agreement. Employee and Employer mutually consent to the resolution by final arbitration of all claims or controversies ("claims") that Employer may have against Employee or that Employee may have against Employer or against its officers, directors, partners, employees, agents, pension or benefit plans, administrators, or fiduciaries, or any subsidiary or affiliated company or corporation (collectively referred to as "Employer"), relating to, resulting from or in any way arising out of Employee's employment relationship with Employer and/or the termination of Employee's employment relationship with Employer. The claims covered by this Agreement include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination (including, but not limited to, race, sex, religion, national origin, age, marital status or medical condition, disability, or sexual orientation); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any federal, state or other governmental law, statute, regulation or ordinance, except claims excluded in the following section.

2. Claims Not Covered By The Agreement. Claims Employee may have for Workers' Compensation or unemployment compensation benefits are not covered by this Agreement. Also not covered are claims by Employer for injunctive and/or other equitable relief for unfair competition and/or the use and/or unauthorized disclosure of trade secrets or confidential information, as to which Employee understands and agrees that Employer may seek and obtain relief from a court of competent jurisdiction.

3. Required Notice Of Claims And Statute Of Limitations. Arbitration may be initiated by Employee by serving or mailing a written notice to the Chairman of the Board of Directors of Employer. In the case of a termination of employment, the notice must be served or mailed within one (1) year of the termination of employment. In an arbitration not arising out of termination of Employee's employment, the written notice must be served or mailed within one (1) year of the event which gave rise to the claim for arbitration. Employer may initiate an arbitration by serving or mailing a written notice to Employee at the last address recorded in Employee's personnel file, within one (1) year of the event which gave rise to the arbitration. The notice shall identify and describe the nature of all claims asserted and the facts upon which such claims are based. Failure to comply with all the requirements of this paragraph will constitute a waiver of all rights that the party seeking arbitration may have against the other party, and any such claims shall be void.

4.      Arbitration Procedures.

(a) After demand for arbitration has been made by serving written notice under the terms of Section 3 of this Agreement, the party demanding arbitration shall file a demand for arbitration with the American Arbitration Association ("AAA") in Los Angeles County.

(b) Except as otherwise provided in this Agreement, the arbitration will be conducted according to the then current version of the AAA
Employment Dispute Resolution Rules. The AAA shall give each party a list of seven arbitrators from its panel of labor and employment arbitrators. Each party shall alternatively strike one of the arbitrators from the fist until only one arbitrator remains. A coin flip will determine which party chooses whether it desires to strike first or second.

(c) The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable to the claim(s) asserted. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable.

5. Arbitration Decision. The arbitrator's decision will be final and binding. A party's right to appeal the decision is limited to grounds provided under applicable federal or state law.

6. Place Of Arbitration. The arbitration will be at a mutually convenient location which must be within 50 miles of Employee's last employment location with Employer. If the parties cannot agree upon a location, then the arbitration will be held at the AAA's office nearest to Employee's last employment location with Employer.

7. Construction. Should any portion of this Agreement be found to be unenforceable, such portion will be severed from this Agreement, and the remaining portions shall continue to be enforceable.

8. Consideration. Employer's offer of employment to Employee and the promises by Employer and Employee to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other.

9. Arbitration Fees and Costs. The losing party shall be responsible for the arbitrator's fees and costs. Each party may be represented by an attorney or other representative selected by the party. Each party shall be responsible for its own attorneys' or representative's fees. However, if any party prevails on a statutory claim which affords the prevailing party's attorneys' fees, or if there is a written agreement providing for fees, the arbitrator may award reasonable fees to the prevailing party.

10.     Waiver of Jury Trial/Exclusive Remedy.  EMPLOYEE AND
EMPLOYER WAIVE ANY CONSTITUTIONAL RIGHT TO HAVE
ANY DISPUTE BETWEEN THEM COVERED BY THE TERMS OF
THIS AGREEMENT DECIDED BY A COURT OF LAW AND/OR
BY A JURY IN A COURT PROCEEDING AND/OR BY ANY
ADMINISTRATIVE AGENCY.

11. Sole And Entire Agreement. This Agreement expresses the entire Agreement of the parties and there are no other agreements, oral or written, concerning arbitration, except as provided herein. This Agreement is not, and shall not be construed to create, any contract of employment, express or implied.

12. Requirements for Modification or Revocation. This Agreement to arbitrate shall survive the termination of Employee's employment. It can only be revoked or modified by a writing signed by the Chairman of the Board of Directors of Employer and Employee which specifically states an intent to revoke or modify this Agreement.

13.     Voluntary Agreement.  EMPLOYEE ACKNOWLEDGES THAT
EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT,
UNDERSTANDS ITS TERMS, AND AGREES THAT ALL
UNDERSTANDINGS AND AGREEMENTS BETWEEN
EMPLOYER AND.  EMPLOYEE RELATING TO THE SUBJECTS
COVERED IN THE AGREEMENT ARE CONTAINED IN IT.
EMPLOYEE HAS VOLUNTARILY ENTERED INTO THE
AGREEMENT WITHOUT RELIANCE ON ANY PROVISIONS OR
REPRESENTATIONS BY EMPLOYER, OTHER THAN THOSE
CONTAINED IN THIS AGREEMENT.


EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE
HAS BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS
AGREEMENT WITH EMPLOYEE'S PRIVATE LEGAL COUNSEL
AND EMPLOYEE HAS UTILIZED THAT OPPORTUNITY TO
THE EXTENT DESIRED.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

EMPLOYER:

VIDESSENCE, INC., a California corporation


Douglas Netter, Chairman of the
Board of Directors


EMPLOYEE:


Delwin Francis